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                                                                 EXHIBIT 10.1(n)


[SAUER DANFOSS LOGO]


                              EMPLOYMENT AGREEMENT
                               FOR KARL J. SCHMIDT

                               SAUER DANFOSS INC.
                                DECEMBER 1, 2002

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                         EXECUTIVE EMPLOYMENT AGREEMENT

          THIS AGREEMENT (this "Agreement") is made as of the 1ST DAY OF DECEMBER, 2002 (the "Effective Date"), by and between Sauer-Danfoss Inc. (the "Company") and KARL J. SCHMIDT (the "Executive").

          WHEREAS, the Company desires to provide for the continued employment of the Executive on the terms and conditions set forth herein, in the best interest of the Company and its constituencies; and

          WHEREAS, the Executive desires to continue to be employed by the Company as provided herein; and

          NOW, THEREFORE, in consideration of the premises and the respective covenants, promises and agreements of the parties herein contained, the parties agree as follows:

          1. EMPLOYMENT. The Company agrees to continue to employ the Executive and the Executive agrees to continue to be employed on a full-time basis by the Company for the period and upon the terms and conditions specified herein.

          2. TERM; EMPLOYMENT PERIOD. The term of this Agreement (the "Term") shall begin on the Effective Date and continue until terminated according to
Section 6 of this Agreement. The period during which the Executive is employed by the Company is referred to as the "Employment Period." The date on which the termination of the Executive's employment becomes effective is referred to as the "Termination Date."

          3. POSITION AND DUTIES. During the Employment Period, the Executive shall serve as EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER of the Company and shall have such responsibilities, duties and authority as set forth in the Bylaws of the Company and such additional responsibilities, duties and authority as the Company's President and Chief Executive Officer or the Company's Board of Directors (the "Board") shall determine from time to time. During the Employment Period, the Executive shall report to the Company's President and Chief Executive Officer or the Chief Executive Officer's designee. The Executive shall fully comply with the Company's Worldwide Code of Legal and Ethical Business Conduct as in effect from time to time, or any successor or similar Code. The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company and shall use his best efforts to carry out his responsibilities faithfully and efficiently in a professional and ethical manner. Notwithstanding the foregoing, it is understood that during the Employment Period, subject to any conflict of interest policies of the Company and Section 9, the Executive may (a) serve in any capacity with any civic, charitable, educational or professional organization provided that such service does not materially interfere with his duties and responsibilities to the Company, (b) make and manage personal investments of his choice, and (c) with the prior consent of the Company's

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President and Chief Executive Officer, which shall not be unreasonably withheld, serve on the board of directors of one (1) for-profit business enterprise. The Executive may serve from time to time as a director and /or member of a committee of the Company and/or as a director and/or member of a committee and/or officer of one or more subsidiaries or related or affiliated companies or joint ventures of the Company. The Executive agrees to fulfill his duties as such director, member of committee or officer without additional compensation other than the compensation provided for in this Agreement.

          4. PLACE OF PERFORMANCE. During the Employment Period, the Executive's place of performance of his services shall be at the Company's CHICAGO USA OFFICES (IN LINCOLNSHIRE, IL), except for required travel by the Executive on the Company's business or as may be reasonably required by the Company.

          5.   COMPENSATION AND BENEFITS.

               (a) SALARY. During the Employment Period, the Company shall pay to the Executive an initial annual base salary of TWO HUNDRED FIFTY THOUSAND DOLLARS (US$250,000) on an annualized basis (as the same may be increased from time to time, the "Base Salary"), such salary to be paid in periodic installments in accordance with the Company's payroll practices as in effect from time to time. The Base Salary shall be reviewed annually by the Compensation Committee of the Board and may be increased from time to time in accordance with normal business practices of the Company and, if so increased, shall not thereafter be reduced. Notwithstanding the foregoing, the Base Salary may be reduced at any time and from time to time as part of across-the-board reductions applied similarly to all of the Company's senior executives.

               (b) ANNUAL INCENTIVE. During the Employment Period, the Executive shall be eligible to earn an annual incentive under the Company's Annual Officer Performance Incentive Plan, or a successor plan thereto, as in effect from time to time (the "Incentive Plan"), subject to achievement of performance goals determined in accordance with the terms of the Incentive Plan (such annual incentive referred to herein as the "Annual Incentive"). The Annual Incentive shall be payable in a cash lump sum at such time as it is ordinarily paid in accordance with the terms of the Incentive Plan, but in no event later than 120 days after the end of each fiscal year of the Company. Except as otherwise specifically provided in this Agreement, the Executive shall only be eligible to receive the Annual Incentive if the Executive is employed by the Company through the last day of the fiscal year for which the Annual Incentive is to be paid.

               (c) EXPENSES. During the Employment Period, the Company shall promptly reimburse the Executive for all reasonable out-of-pocket expenses actually incurred by the Executive in connection with the business of the Company and the performance of his duties under this Agreement in accordance with the terms of the Company's policies and upon presentation of expense statements or vouchers or such other supporting information as the Company may customarily require of its senior executives.

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               (d)  BENEFIT PLANS. During the Employment Period, the Executive
shall be entitled to participate in all of the employee benefit plans, long term incentive plans, retirement plans, programs, agreements and arrangements provided to senior executives of the Company, as such are in effect, subject to the eligibility requirements and terms and conditions of such plans, programs, agreements and arrangements. The Company reserves the right, in its sole discretion, to adopt, modify, amend or terminate such plans, programs, agreements and arrangements at any time.

               (e) PERQUISITES. During the Employment Period, the Executive shall be entitled to participate in those perquisites provided to senior executives of the Company, as such are in effect, subject to the eligibility requirements and terms and conditions of such perquisites. The Company reserves the right, in its sole discretion, to adopt, modify, amend or terminate such perquisites at any time.

               (f) VACATIONS. During the Employment Period, the Executive shall be entitled to paid vacation time, paid holidays and personal days, determined in accordance with the Company's policy with respect to its senior executives, as such are in effect, it being understood that the Executive shall be entitled to not less than four weeks' paid vacation in any 12-month period during the Employment Period.

               (g) HIRING BONUS. For the calendar years 2002, 2003 and 2004, the Executive's annual minimum cash compensation for each such year shall not be less than an amount equal to the Executive's base salary plus 65% of the target payouts under the Annual Officer Performance Incentive Plan and the Long-Term Incentive Compensation Plan ("Annual Minimum"). If for any of such years the total of the Executive's actual base salary and actual payout under the Annual Officer Performance Incentive Plan is less than the Annual Minimum, the Executive will be paid a hiring bonus in an amount so that his total cash compensation for such year is equal to the Annual Minimum. Any such hiring bonus shall be paid as soon as practicable after the payout under the Annual Officer Performance Incentive Plan is calculated for each such calendar year.

          6.   TERMINATION OF EMPLOYMENT.

               (a) ACCRUED BENEFITS. In the event of the termination of the Executive's employment hereunder for any reason, the Executive (or his estate or representative, as applicable) shall be entitled to receive any Base Salary, Annual Incentive, vacation time and expenses that have in each case accrued but are unpaid as of the Termination Date as well as any post-termination benefits to which he may be entitled according to the Company's retirement, insurance and other benefit plans, programs and arrangements as in effect immediately prior to the Termination Date, other than medical benefit plans (the "Accrued Benefits").

               (b) RETIREMENT. The Executive's employment shall terminate as of the date of his Retirement (as defined in the retirement benefit plan in effect immediately prior to such Retirement). Upon the termination of the Executive's

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employment because of his Retirement, the Executive shall be entitled to receive the Accrued Benefits.

               (c) DEATH. The Executive's employment shall terminate as of the date of his death. Upon the termination of the Executive's employment because of his death, the Executive's estate or representative, as the case may be, shall be entitled to receive the Accrued Benefits and a lump sum payment in cash equal to (i) one year's Base Salary as in effect on the Termination Date and (ii) a "Pro Rata" incentive which is the product of the Executive's Target Incentive Opportunity (as defined in the Incentive Plan) as in effect on the Termination Date, multiplied by a fraction (the numerator of which shall be the number of whole months worked by the Executive during the Company's fiscal year in which the Termination Date occurs and the denominator of which shall be the number 12 (the "Pro Rata Annual Incentive")). In addition, those immediate family members who were participating in the Company's medical benefit plans as of the date of the Executive's death shall continue to participate in the Company's medical benefit plans at active employee contribution rates for the one-year period immediately following the date of the Executive's death.

               (d) DISABILITY. The Executive's employment may be terminated by the Company during the Employment Period if the Executive is incapable of performing his principal duties because of physical or mental incapacity for a period of 180 consecutive days in any 12-month period ("Disability"). In the event that the Executive's employment is to be terminated by the Company for Disability, (i) this Agreement shall terminate on the date specified in the notice of termination delivered to the Executive by the Company, and (ii) the Executive shall as of such date resign from all of his positions, duties and authorities hereunder. In such event, the Executive (or his representative, as applicable) shall be entitled to: (A) the Accrued Benefits; (B) a lump sum payment in cash equal to one year's Base Salary as in effect on the Termination Date; (C) the Pro Rata Annual Incentive; and (D) the continuation of medical benefit plans at the levels in effect as of the Termination Date, at no additional cost to the Executive than that which was in effect as of the Termination Date, for the one-year period immediately following the Termination Date; PROVIDED, HOWEVER, that such medical benefits shall be reduced to the extent comparable medical benefits are made available to the Executive from a successor employer, and the Executive shall be obligated to report such benefits to the Company. It is acknowledged and agreed by the Executive that he shall be precluded from terminating his employment for Good Reason in the event that his employment is terminated under this Section 6(d).

               (e) FOR CAUSE; WITHOUT GOOD REASON. The Executive's employment hereunder may be terminated during the Employment Period (i) by the Company for Cause (as defined below) or (ii) by the Executive without Good Reason (as defined below). In the event that the Company terminates the Executive's employment hereunder for Cause, the Termination Date shall be the date specified in the notice of termination for Cause delivered by the Company to the Executive. In the event that the Executive terminates his employment hereunder without Good Reason, the Termination Date shall be no earlier than 30 days following the date on which a notice of termination is delivered by the Executive to the Company. In the event that the Executive's

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employment is terminated under this Section 6(e), the Executive shall be entitled to the Accrued Benefits.

               (f) WITHOUT CAUSE; FOR GOOD REASON. The Executive's employment may be terminated during the Employment Period (i) by the Company without Cause or (ii) by the Executive for Good Reason. In the event that the Executive's employment is terminated under this Section 6(f) (whether by the Company or by the Executive), the Termination Date shall be no earlier than 30 days following the date on which a notice of termination is delivered by one party to the other. In the event that the Executive's employment is terminated under this
Section 6(f), the Executive (or his estate or representative, as the case may be) shall be entitled to receive (A) the Accrued Benefits; (B) the Pro Rata Annual Incentive; (C) a lump sum payment in cash equal to the Executive's Base Salary and Target Incentive Opportunity as in effect on the Termination Date multiplied by one and one/half (1.5); (D) the continuation of medical plan benefits at the levels in effect as of the Termination Date at no additional cost to the Executive than that which was in effect as of the Termination Date for a period of one year; PROVIDED, that such medical benefits shall be reduced to the extent comparable medical benefits are made available to the Executive from a successor employer, and the Executive shall be obligated to report such benefits to the Company; and (E) executive level career outplacement services by a mutually agreeable outplacement firm and paid for, as actually incurred by Executive, by the Company.

               (g)  DEFINITION OF "CAUSE" AND "GOOD REASON".

               For purposes of this Agreement, "Cause" means: (i) the willful failure of the Executive to perform his material duties with the Company as provided in this Agreement, and which failure is not cured (if capable of cure) within 15 days after receipt by the Executive of written notice from the Company of such failure, which notice identifies the manner in which the Executive has willfully failed to perform, (ii) the engaging by the Executive in willful conduct which is demonstrably injurious to the Company, monetarily or otherwise,
(iii) the conviction (treating a nolo contendere plea as a conviction) of the Executive of any crime or offense constituting a felony (whether or not any right to appeal has been or may be exercised), or (iv) a failure by the Executive to comply with any material provision of this Agreement, which failure is not cured (if capable of cure) within 15 days after receipt by Executive of written notice from the Company of such non-compliance by the Executive. Termination of the Executive for Cause shall mean termination by action of the Company's Board of Directors, at a meeting duly called and held upon at least 15 days' written notice to the Executive specifying the particulars of the action or inaction alleged to constitute Cause and at which meeting the Executive and his counsel were entitled to be present and given adequate opportunity to be heard. For purposes of clauses (i) and (ii) of this definition, action or inaction by the Executive shall not be considered "willful" unless done or omitted by him (A) intentionally or not in good faith and (B) without reasonable belief that his action or inaction was in the best interest of the Company, and shall not include failure to act by reason of total or partial incapacity due to physical or mental illness.

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               For purposes of this Agreement, "Good Reason" means without the
Executive's written consent: (i) a material adverse alteration in the nature or status of the Executive's position, duties, responsibilities or authority which is inconsistent with those in effect as of the Effective Date; (ii) a material reduction in the Executive's Base Salary or level of employee benefits (other than across-the-board reductions applied similarly to all of the Company's senior executives); (iii) failure to pay or provide any of the compensation set forth in this Agreement (except for an across-the-board reduction of compensation applied similarly to all of the Company's senior executives) which is not cured within 15 days after receipt by the Company from the Executive of written notice thereof; (iv) the relocation of the Executive's principal place of employment more than 50 miles from its location as of the Effective Date except for required travel on the Company's business; or (v) a failure by the Company to comply with any material provision of this Agreement, which failure is not cured (if capable of cure) within 15 days after receipt by the Company of written notice from the Executive of such non-compliance by the Company.

               (h) CHANGE IN CONTROL SEVERANCE PROVISIONS. Section 7 provides for payment to the Executive if his employment is terminated for certain reasons following a Change of Control as defined in Section 7. The Executive acknowledges that in the event he becomes entitled to the payment specified in
Section 7(a), the payment will be in lieu of any other payments to be made under the terms of this Agreement.

               (i) RELEASE AGREEMENT. Notwithstanding anything to the contrary contained in this Section 6, the Executive shall be required to execute the Company's then current standard release agreement as a condition to receiving any of the payments and benefits provided for in this Section 6 or Section 7 of this Agreement. It is acknowledged and agreed that the then current standard release agreement shall not diminish or terminate the Executive's rights under this Agreement including, but not limited to, those specified in Sections 6(j), 8 and 22.

               (j) NO MITIGATION. Upon termination of the Executive's employment with the Company, subject to the Executive's affirmative obligations under Section 6(d) and 6(f), the Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement.

               (k) DEFINITION OF THE COMPANY. Whenever this Agreement refers to the Executive's employment with the Company, or the termination of the Executive's employment with the Company, the term "Company" shall include Sauer-Danfoss Inc. and any of its subsidiaries or related or affiliated companies or joint ventures that employ the Executive. In addition, when used in Sections 9, 10, 11 and 12 of this Agreement, the term "Company" shall include Sauer-Danfoss Inc. and any of its subsidiaries or related or affiliated companies or joint ventures.

          7.   CHANGE IN CONTROL.

          (a) EMPLOYMENT TERMINATIONS AFTER A CHANGE IN CONTROL. During the term of this Agreement, in the event the Executive's employment with the Company is

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terminated within two years following a Change in Control (as such term is defined in Section 7(b) herein), unless such termination is (i) by the Company for Cause (as the term Cause is defined in Section 6(g) herein), (ii) by reason of Death, Disability, or Retirement, or (iii) by the Executive without Good Reason (as the term Good Reason is defined in Section 6(g) herein), then in lieu of all other benefits provided to the Executive under the provisions of this Agreement, the Company shall pay to the Executive and provide him with the following:

               (i) The Accrued Benefits (in full satisfaction for these amounts owed to the Executive).

               (ii) The Pro Rata Annual Incentive. This payment will be in lieu of any other payment to be made to the Executive under the Incentive Plan for the respective plan year.

               (iii) A lump-sum payment in cash equal to the Executive's Base Salary and Target Incentive Opportunity in effect on the Termination Date multiplied by one and a half (1.5).

               (iv) A lump sum payment in cash equal to ten percent (10%) of the Executive's Base Salary in effect on the Termination Date in lieu of medical plan benefits. The Executive's participation in these and all other medical benefits shall cease upon the termination of Executive's employment with the Company under circumstances which entitle the Executive to the payments set forth in this Section 7(a).

          The parties agree that, in the event of the termination of Executive's employment with the Company under circumstances which entitle the Executive to the payments set forth in this Section 7(a), such payment and benefits (including an Excise Tax Payment provided in Section 7(c) herein) shall be deemed to constitute liquidated damages payable by the Company to the Executive in full satisfaction of the Company's obligations hereunder or otherwise, and the Company agrees that the Executive shall not be required to mitigate his damages by seeking other employment or otherwise.

          In the event that the Executive's employment with the Company is terminated under circumstances which entitle the Executive to the payments set forth in this Section 7(a) (whether by the Company or by the Executive), the Termination Date shall be no earlier than 30 days following the date on which a notice of termination is delivered by one party to the other.

          (b) DEFINITION OF "CHANGE IN CONTROL." "Change in Control" of the Company means, and shall be deemed to have occurred upon any of the following events:

               (i) Any person (other than those persons in control of the Company as of the Effective Date, or other than a trustee or

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                      other fiduciary holding securities under an employee
                      benefit plan of the Company, or a corporation or other entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the beneficial owner, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities; provided, however, that a Change in Control shall not result from (a) Danfoss A/S, as defined below, acquiring securities of the Company from the Murmann Group, as such term is defined below, either directly, or indirectly by acquiring voting control of Danfoss Murmann Holding A/S or its successor; or (b) the Murmann Group acquiring securities of the Company from Danfoss A/S either directly, or indirectly by acquiring voting control of Danfoss Murmann Holding A/S or its successor; or

               (ii) During any period of two (2) consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board (and any new Director, whose election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was so approved), cease for any reason to constitute a majority thereof; or

               (iii) The consummation of: (A) a plan of complete liquidation of the Company; or (B) the sale or disposition of all or substantially all the Company's assets; or (C) a merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

          However, in no event shall a "Change in Control" be deemed to have occurred with respect to the Executive, if the Executive is part of a

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          purchasing group which consummates the Change-in-Control transaction.
          The Executive shall be deemed "part of a purchasing group" for purposes of the preceding sentence if the Executive is an equity participant in the purchasing company or group (except for (i) passive ownership of less than one percent (1%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant as determined prior to the Change in Control by a majority of the nonemployee continuing Directors).

          For purposes of (b)(i) of this Section 7, (A) Danfoss A/S shall be deemed to mean any one or more of Danfoss A/S, any of its subsidiaries or related or affiliated companies or joint ventures, or any successor of the foregoing; and (B) the Murmann Group shall be deemed to mean any one or more of (i) Klaus Murmann, (ii) any member of his immediate family, (iii) any entity a majority of the voting interests of which are owned, directly or indirectly, by Klaus Murmann and/or any member or members of his immediate family, or (iv) trust, a majority of which is owned by, or a majority of the beneficiaries of which consist of, directly or indirectly, Klaus Murmann, and/or any member or members of his immediate family.

          (c) EXCISE TAX PAYMENT. In the event that any portion of the severance benefits or any other payment under this Agreement or under any other agreement with or plan of the Company (in the aggregate "Total Payments") would constitute an "Excess Parachute Payment," such that an "Excise Tax" is due, the Company shall provide to the Executive, in cash, an additional payment in an amount to cover the full cost of the excise tax and the Executive's state and federal income and employment taxes on this excise tax payment (and to cover the resulting excise and income and employment taxes resulting from such payment, and so on). For this purpose, the Executive shall be deemed to be in the highest marginal tax rate. This payment shall be made as soon as possible following the date of the Executive's qualifying termination, but in no event later than thirty (30) calendar days of such date.

          For purposes of this Agreement, the terms "Excise Tax" and "Excess Parachute Payment" shall have the meanings assigned to such terms in Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended.

          (d) SUBSEQUENT RECALCULATION. In the event the Internal Revenue Service subsequently adjusts the excise tax computation herein described, the Company shall reimburse the Executive for the full amount necessary to make the Executive whole (less any amounts received by the Executive that the Executive would not have received had the computations initially been computed as subsequently adjusted), including the value of any underpaid excise tax, and any related interest and/or penalties due to the Internal Revenue Service.

          8. INDEMNIFICATION. In addition to any rights to indemnification to which the Executive is entitled under the Company's Restated Certificate of Incorporation

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or Bylaws, agreement with the Company, vote of stockholders or disinterested directors or otherwise, the Company shall indemnify the Executive at all times during and after the Employment Period to the maximum extent permitted under the Delaware Business Corporation Act or any successor provision thereof, and any and all applicable state law of the State of Delaware, and shall pay the Executive's expenses (including reasonable attorneys' fees and expenses, which shall be paid in advance by the Company as incurred, subject to recoupment in accordance with applicable law) in defending any civil action, suit or proceeding in advance of the final disposition of such action, suit or proceeding to the maximum extent permitted under such applicable state laws for the Executive's action or inaction on behalf of the Company under the terms of this Agreement. The provisions of this Section 8 shall survive the termination of the Executive's employment or the termination of the other provisions of this Agreement.

          9. COVENANT NOT TO COMPETE. Without the consent of the Company, the Executive shall not, directly or indirectly, anywhere in the world, at any time during the Employment Period and for a period of eighteen (18) months following the termination of Executive's employment with the Company for any reason, be associated or in any way connected as an owner, investor, partner, director, officer, employee, agent, or consultant with any business entity directly engaged in the manufacture and/or sale of products competitive with any material product or product lines of the Company; provided, however, that the Executive shall not be deemed to have breached this undertaking if his sole relation with such entity consists of his holding, directly or indirectly, an equity interest in such entity not greater than two percent (2%) of such entity's outstanding equity interest, and the class of equity in which the Executive holds an interest is listed and traded on a broadly recognized national or regional securities exchange. For purposes hereof, the term "material product or product line of the Company" shall mean any product or product line of the Company, the aggregate gross sales of which during any calendar year during the five (5) year period preceding the Executive's undertaking such association with such a competitor were at least $10 million.

     The Executive acknowledges that: (a) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (b) the business of the Company is worldwide in scope and its products are marketed throughout the world; (c) the Company competes with other businesses that are or could be located in any part of the world; and
(d) the provisions of this Section 9 are reasonable and necessary to protect the Company's business.

     If any covenant in this Section 9 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Executive.

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     The period of time applicable to any covenant in this Section 9 will be extended by the duration of any violation by the Executive of such covenant.

     The Executive will, while the covenants under this Section 9 are in effect, give notice to the Company, within ten days after accepting any other employment, of the identity of the Executive's employer. The Company may notify such employer that the Executive is bound by this Agreement and, at the Company's election, furnish such employer with a copy of this Agreement or relevant portions thereof.

          10. DISCLOSURE OF CONFIDENTIAL INFORMATION. Without the consent of the Company, the Executive shall not disclose to any other person Confidential Information (as defined below) concerning the Company or the Company's trade secrets of which the Executive has gained knowledge during his employment with the Company. Any trade secrets of the Company or any of its subsidiaries or related or affiliated companies or joint ventures will be entitled to all of the protections and benefits under the Iowa Code Annotated Section 550.1 through
550.8 and any other applicable law. If any information that the Company deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Executive hereby waives any requirement that the Company submit proof of the economic value of any trade secret or post a bond or other security. None of the foregoing obligations and restrictions apply to any part of the Confidential Information that the Executive demonstrates was or became generally available to the public other than as a result of a disclosure by the Executive.

     The Executive will not remove from the premises of the Company (except to the extent such removal is for purposes of the performance of the Executive's duties at home or while traveling, or except as otherwise specifically authorized by the Company), any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form, that contains Confidential Information (collectively, the "Proprietary Items"). The Executive recognizes that, as between the Company and the Executive, all of the Proprietary Items, whether or not developed by the Executive, are the exclusive property of the Company. Upon termination of this Agreement by either party, or upon the request of the Company during the Employment Period, the Executive will return to the Company all of the Proprietary Items in the Executive's possession or subject to the Executive's control, and the Executive shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

     For purposes of this Agreement, Confidential Information shall include any and all information concerning the business and affairs of the Company, including, without limitation, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, agents, personnel training and techniques and materials, insurance products, premium structures, information relating to suppliers and supplies, sales and marketing information and strategy, notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing, and any information, however documented, that is a trade secret within the meaning of the Iowa Code Annotated
Section 550.1 through 550.8.

          11. DEVELOPMENTS. During the course of employment with the Company, Executive may conceive enhancements to the products manufactured or sold by the Company or may conceive new products which perform functions similar to products manufactured or sold by the Company or may conceive other new products related to the business of the Company or may develop ideas, plans and opportunities. Executive shall disclose promptly and fully to the Company any and all ideas, business developments, plans and opportunities, new products or systems, inventions, discoveries, enhancements and improvements ("Developments"), whether or not patentable or subject to copyrights, conceived or made by Executive during the Employment Period, during work hours or otherwise and on the Company's premises or otherwise. Employee recognizes that pursuant to this arrangement that the Company may develop a new product that generates widespread market appeal.

          Executive agrees that all Developments shall be the sole property of the Company, and Executive hereby assigns to the Company, without further compensation, all of his right, title, and interest in and to such Developments and any and all related patents, patent applications, copyrights, copyright applications, trademarks, and trade names in the United States and elsewhere. Executive shall assist the Company in obtaining and enforcing patent, copyright, and any other forms of legal protection for the Developments in any country. Upon request, Executive will sign all applications, assignments, instruments and papers to perform all acts necessary or desired by the Company to assign all such Developments completely to the Company and to enable the Company, its successors, assigns and nominees, to secure and enjoy the full and exclusive benefits and advantages thereof. Executive will not, at any time, either during the term of this Agreement or thereafter, disclose to others, or use for his own benefit or the benefit of others, any of the Developments. Executive agrees that the enhancement and development of all Developments capable of copyright protection is "Work For Hire" within the meaning of the Copyright Act of 1976. These obligations shall continue beyond the Termination Date with respect to Developments, whether patentable or not, conceived or made by Executive during his employment with the Company, and shall be binding upon Executive's assigns, personal representatives, administrators and other legal representatives.

          12. NONSOLICITATION. Without the written consent of the Company, the Executive shall not at any time during the Term and for a period of eighteen
(18) months
following the termination of Executive's employment with the Company for any reason (a) employ or retain or arrange to have any other person, firm, or other entity employ or retain or otherwise participate in the employment or retention of any person who is an employee or consultant of the Company; or (b) solicit or arrange to have any other person, firm, or other entity solicit or otherwise participate in the solicitation of business from any entity that was a customer of the Company at any time during the Employment Period, whether or not the Executive had personal contact with such customer.

          13. INJUNCTIVE RELIEF AND ADDITIONAL REMEDY; ESSENTIAL AND INDEPENDENT COVENANTS.

          (a) The Executive acknowledges that the injury that would be suffered by the Company as a result of a breach of the provisions of this Agreement (including, without limitation, any provision of Sections 9, 10, 11,and 12) would be irreparable and that an award of monetary damages to the Company for such a breach would be an inadequate remedy. Consequently, the Company will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Company will not be obligated to post bond or other security in seeking such relief. Without limiting the Company's rights under this Section 13 or any other remedies of the Company, if the Executive breaches any of the provisions of Sections 9, 10, 11 or 12, the Company will have the right to cease making any payments otherwise due to the Executive under this Agreement.

          (b) The covenants by the Executive in Sections 9, 10, 11 and 12 are essential elements of this Agreement, and without the Executive's agreement to comply with such covenants, the Company would not have entered into this Agreement with the Executive. The Company and the Executive have been afforded the opportunity to consult their respective counsel and have been advised, or had the opportunity to obtain advice, in all respects concerning the reasonableness and propriety of such covenants (including, without limitation, the time period of restriction and the geographical area of restriction set forth in Section 9), with specific regard to the nature of the business conducted by the Company and its subsidiaries and related or affiliated companies or joint ventures. The Executive's covenants in Sections 9, 10, 11 and 12 are independent covenants and the existence of any claim by the Executive against the Company under this Agreement or otherwise, will not excuse the Executive's breach of any covenant in Sections 9, 10, 11 or 12.

          14. SEVERABILITY. It is the desire and intent of the parties that this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision or portion of this Agreement shall be adjudicated to be invalid or unenforceable, this Agreement shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

          15. WITHHOLDING. Any other provision of this Agreement notwithstanding, the Company may withhold from amounts payable under this Agreement (a) all federal, state, local and foreign taxes and social security taxes that are required to be withheld by applicable laws or regulations as the Company shall determine in its sole discretion, and (b) other ordinary and customary payroll deductions.

          16. NOTICES. All notices, requests, consents and other communications provided for in this Agreement shall be in writing and shall be given by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to the Company:

          Sauer-Danfoss Inc.
          250 Parkway Drive
          Lincolnshire, Illinois 61069
          Attention: President

     If to the Executive, to his residence address set forth on the records of the Company, or to such other address as either party furnishes to the other in writing in accordance with this Section 16. All such notices shall be effective when actually received by the addressee.

          17. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to its conflicts of laws provisions, except to the extent that the laws of the State of Iowa are made applicable for purposes of Section 10 of this Agreement.

          18. ASSIGNMENT. Neither this Agreement nor any rights or duties hereunder may be assigned by the Executive without the prior written consent of the Company. The Company shall have the right at any time to assign this Agreement to its successors and assigns; PROVIDED, HOWEVER, that the assignee or transferee is the successor to all or substantially all of the business and assets of the Company and such assignee or transferee expressly assumes all of the obligations, duties and liabilities of the Company specified in this Agreement.

          19. AMENDMENTS. Any alterations or amendments to this Agreement shall only be in writing and signed by each party to this Agreement.

          20. BINDING EFFECT. Except as otherwise provided, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective legal representatives, heirs, successors and assigns.

          21. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constituted one and the same instrument.

          22. ARBITRATION. Any dispute, controversy or question arising under, out of, or relating to this Agreement (or the breach thereof), or, the Executive's employment with the Company or termination thereof, other than those disputes relating to Executive's alleged violations of Sections 9, 10, 11 and 12 of this Agreement, shall be referred for binding arbitration in Des Moines, Iowa to a neutral arbitrator selected by the Executive and the Company and this shall be the exclusive and sole means for resolving such dispute. Such arbitration shall be conducted in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association. The arbitrator shall have the discretion to award reasonable attorneys' fees, costs and expenses to the prevailing party. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This
Section 22 does not apply to any action by the Company to enforce Sections 9, 10, 11 and 12 of this Agreement and does not in any way restrict the Company's rights under Section 13 of this Agreement.

          23. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding of the parties and supersedes all prior understandings, agreements or representations by or between the parties, whether written or oral, which relate in any way to the subject matter hereof, except as expressly provided in Section 8 regarding indemnification agreements. Without limiting the generality of the foregoing, all existing employment agreements, change in control agreements and patent and confidential information agreements are hereby terminated and of no further force or effect.

          24. SURVIVORSHIP. The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein shall survive the termination or expiration of this Agreement, including, without limitation, Sections 8, 9, 10, 11, 12 and 13.

          25. WAIVER. Except as provided herein, the waiver by either party of the other party's prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the failure by any party hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation.

          26. CAPTIONS. The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereof.

          27. CONSTRUCTION. The parties acknowledge that this Agreement is the result of arm's-length negotiations between sophisticated parties each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        EXECUTIVE


                                        By:
                                           -------------------------------------


                                        SAUER-DANFOSS INC.


                                        By:
                                           -------------------------------------
                                        Name:
                                        Title:

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